Exhibit 99.1

FOR IMMEDIATE RELEASE
McCORMICK REPORTS FINANCIAL RESULTS FOR THIRD QUARTER 2013 AND UPDATES 2013 FINANCIAL OUTLOOK
SPARKS, MD, SEPTEMBER 26, 2013 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today reported sales and profit results for the third quarter ended August 31, 2013 and updated its fiscal year 2013 financial outlook.

•	Grew third quarter sales 4%, which included the impact of WAPC acquired in May 2013. Reported earnings per share of $0.78.

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In the fourth quarter, the company expects to grow both sales and adjusted earnings per share approximately 7%. The adjusted earnings per share projection excludes the impact of an estimated $20 million fourth quarter settlement charge that relates to a previously announced lump sum payout program offered to former U.S. employees with deferred vested pension benefits.

Chairman's Remarks
Alan D. Wilson, Chairman, President and CEO, commented, “We are making great progress with our growth initiatives at McCormick, although several factors impacted our financial results in the third quarter. While we expect stronger growth in the fourth quarter, we have moderated our projections for this period.
“We continue to invest in our leading brands around the world. We increased our 2013 marketing support by $4 million in the third quarter and plan to increase our fourth quarter marketing spending approximately $10 million to drive sales during the important holiday period and build solid momentum heading into 2014. We are creating further momentum with the launch of a number of innovative new products in markets around the world. With the purchase of Wuhan Asia Pacific Condiments in mid-2013, we are also delivering on our third avenue of growth, acquisitions. We are fueling these growth initiatives with our Comprehensive Continuous Improvement program - CCI - and through this program we now expect to achieve at least $55 million in cost savings during 2013.
“McCormick employees around the world have made strong progress with these activities and we expect improved growth in sales and profit in the fourth quarter. However, we have moderated our outlook for 2013 and on an adjusted basis, expect earnings per share to be at the lower end of our $3.13 to $3.19 range. One of the primary reasons for this reduction is weak demand for industrial products by our quick service restaurant customers in the Americas, which has limited our sales year-to-date and is expected to further impact our growth in the fourth quarter. For our consumer business in the Americas region, we had sales weakness in the early part of the third quarter, following a 6% increase in the first half of 2013. Sales growth improved toward the end of the quarter and we expect further improvement in the fourth quarter. As a category leader, we continue to develop consumer-driven new products and effective brand marketing programs, and through our CCI program, we are improving productivity throughout the organization. We have maintained strong customer relationships during 2013 and are working with these customers on innovation plans to drive growth. We believe that McCormick is positioned for strong financial performance in 2014.”

Financial Results
McCormick's third quarter sales rose 4% from the year-ago period, primarily due to sales of WAPC, acquired in May 2013, which contributed 3% of this increase. In addition, the company estimates that $30 million in sales shifted from the fourth quarter into the third quarter due to stronger retailer response to its U.S. holiday display program and retailer purchases in advance of a U.S. price increase. Offsetting these increases, was soft consumer demand in the U.S., which occurred early in the third quarter. Consumer demand in this market had improved by the end of the third quarter. Another unfavorable impact in the third quarter came from lower industrial sales in the Americas region. While the company grew sales of snack seasonings and other flavors supplied to food manufacturers, this was more than offset by lower demand from quick service restaurants. Despite this weakness in the third quarter, the company has grown sales 3% year-to-date for the total business, and 2% when the impact of the shift in sales is excluded.
Operating income increased 3% to $148 million in the third quarter from the year ago period. The favorable impact of higher sales and CCI cost savings was offset in part by a $4 million increase in brand marketing support and approximately $5 million of higher retirement benefit expense. Discrete tax items of $3 million had a favorable impact on the tax rate, which was 26% in the third quarter of 2013 compared to 25% in the third quarter of 2012.
Earnings per share of $0.78 in the third quarter of 2013 was comparable to the third quarter of 2012. Higher operating income and lower shares outstanding were largely offset by the tax rate increase. Through the first three quarters of 2013, the company generated cash flow from operations of $227 million compared to $256 million of cash flow in the first three quarters of 2012, with the decrease due largely to the timing of tax payments and an increase in receivables related to the strong response to the holiday display program.
2013 Financial Outlook
In the fourth quarter, McCormick expects to grow both sales and adjusted earnings per share approximately 7%. This projected earnings per share excludes the impact of an estimated $20 million settlement charge related to a previously announced lump sum payout program offered to former U.S. employees with deferred vested pension benefits, which the company will record in the fourth quarter.
Based on the third quarter results and this fourth quarter projection, fiscal year 2013 sales are expected to grow at the lower end of the company's 4% to 6% range. Adjusted operating income for the fiscal year is projected to grow 3% to 5%, compared to the previous range of 5% to 7%, excluding an unfavorable impact of approximately 3% from the fourth quarter settlement charge. This projection includes an increase of approximately $13 million in brand marketing support, with approximately $10 million of the increase planned for the fourth quarter. A tax rate of 29% is anticipated in the fourth quarter, which is a decrease from the previous guidance of 29.5%. Based on these projections, the company expects adjusted earnings per share to be at the lower end of its $3.13 to $3.19 range. As indicated previously, included in the company's projected 2013 adjusted earnings per share is a year-on-year increase in the tax rate and retirement benefit expense, which are now expected to reduce earnings per share $0.18 and lower the growth rate by 6 percentage points.
In the fourth quarter of 2013, the company expects to record an estimated $20 million, one-time settlement charge, which will lower earnings per share by approximately $0.10. The company will provide supplemental non-GAAP earnings per share exclusive of this item. As announced in June 2013, the company offered approximately 3,300 former U.S. employees who had deferred vested pension plan benefits a one-time option to receive a lump sum distribution of their benefits in September 2013. The objective of this program was to reduce future pension plan volatility and administration. The program was successful and based on participants who accepted this offer, approximately $60 million will be paid out from existing pension plan assets.
Business Segment Results
Consumer Business

(in millions)	Three months ended		Nine months ended
	8/31/2013	8/31/2012	8/31/2013	8/31/2012
Net sales	$612.4	$568.3	$1,773.2	$1,671.2
Operating income	118.7	108.9	294.0	278.9
Consumer business sales grew 8% when compared to the third quarter of 2012. Excluding the impact of currency, WAPC and a shift in sales, consumer business sales declined 3%, primarily due to softness in the Americas region. Excluding these same factors, the company grew consumer business sales 3% year-to-date.

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Consumer sales in the Americas rose 4%, with a minimal impact from currency. The company estimates that $30 million in sales shifted from the fourth quarter into the third quarter due to stronger retailer response to its U.S. holiday display program and retailer purchases in advance of a U.S. price increase. As in previous years, McCormick offered a holiday display program to U.S. retailers to encourage adequate supply and early displays for fall cooking and the holiday season. The U.S. price increase is effective in the fourth quarter and is being taken in response to 2013 increases in certain raw and packaging materials. This estimated shift in sales contributed 8% to sales growth in the third quarter. The sales softness in the Americas region related to lower consumer demand early in the third quarter in spices and seasonings, including grilling items. Consumer demand had improved by the end of the third quarter.

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Consumer sales in EMEA grew 4% and in local currency were comparable to the year-ago period. During the third quarter, increased sales in Poland and parts of western Europe were driven by new product introductions and marketing programs. These increases were offset by a decline in U.K. sales which resulted from weak retailer sales across a number of food categories.

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Third quarter sales in the Asia/Pacific region grew 52%, with WAPC adding 59%. Sales of the company's base business in China grew at a double-digit rate, but were more than offset by a decline in India this period.

Consumer business operating income rose 9% when compared to the third quarter of 2012. This growth was driven largely by higher sales and CCI cost savings, which more than offset a $3 million increase in brand marketing support, higher material costs and increased retirement benefit expense.
Industrial Business

(in millions)	Three months ended		Nine months ended
	8/31/2013	8/31/2012	8/31/2013	8/31/2012
Net sales	$404.0	$409.4	$1,180.2	$1,197.2
Operating income	29.7	35.3	82.4	99.1
Industrial business sales declined 1% when compared to the third quarter of 2012. In local currency, sales were comparable to the year-ago period, with a slight increase in pricing, offset by lower volume and product mix. In local currency, industrial business sales declined 1% year-to-date.

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Industrial sales in the Americas declined 2%, with minimal impact from currency. The company grew sales of snack seasonings and other flavors to food manufacturers in this region. However, demand from quick service restaurants continued to be weak this period as a result of lower restaurant traffic and menu emphasis on items not flavored by McCormick.

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In EMEA, industrial sales declined 2%, but in local currency grew 4%. Both volume and product mix, as well as pricing actions contributed to this increase. Higher demand from quick service restaurants in this region drove increased sales of products that McCormick supplies from operations in Turkey and South Africa.

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In the Asia/Pacific region, sales rose 1% and in local currency grew 2%. Sales to quick service restaurants in China have begun to recover from the impact on poultry sales of consumer concerns regarding bird flu. In addition, new product introductions led to higher sales in Australia this period.

Industrial business operating income was $30 million in the third quarter of 2013, a decline from $35 million in the year-ago period. The primary reasons for this decline were an unfavorable business mix, higher retirement benefit costs and material cost inflation, which were offset in part by CCI cost savings.
Non-GAAP Financial Measures

The table below includes a financial measure of projected diluted earnings per share excluding the expected estimated impact of a $20 million U.S. pension settlement charge in the fourth quarter. This is a non-GAAP financial measure which is prepared as a complement to our financial results prepared in accordance with United States generally accepted accounting principles. We believe this non-GAAP information is important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends. Management believes the non-GAAP measure provides a more consistent basis for assessing the Company’s performance than the closest GAAP equivalent.

This non-GAAP measure may be considered in addition to results prepared in accordance with GAAP, but it should not be considered a substitute for, or superior to, GAAP results. We intend to continue to provide this non-GAAP financial measure as part of our future earnings discussions and, therefore, the inclusion of this non-GAAP financial measure will provide consistency in our financial reporting. A reconciliation of this non-GAAP measure to GAAP financial results is provided below.

Fiscal year 2013 Projections
Earnings per share range	$3.03 to $3.09	(a)
Impact of $20 million settlement charge	.10
Adjusted earnings per share range	$3.13 to $3.19	(a)
(a) The company has guided to the lower end of the earnings per share range and adjusted earnings per share range for fiscal 2013.
Live Webcast
As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick web site. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.
Forward-looking Information
Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, earnings, cost savings, acquisitions and brand marketing support, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of words such as “may,” “will,” “expect,” “should,” “anticipate,” “believe” and “plan.” These statements may relate to: the expected results of operations of businesses acquired by us, the expected impact of raw material costs and our pricing actions on our results of operations and gross margins, the expected productivity and working capital improvements, expectations regarding growth potential in various geographies and markets, expected trends in net sales and earnings performance and other financial measures, the expectations of pension and postretirement plan contributions and anticipated charges associated with such plans, the holding period and market risks associated with financial instruments, the impact of foreign exchange fluctuations, the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing, our ability to issue additional debt or equity securities and our expectations regarding purchasing shares of our common stock under the existing authorizations.
These and other forward-looking statements are based on management's current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by external factors such as damage to our reputation or brand name, business interruptions due to natural disasters or similar unexpected events, actions of competitors, customer relationships and financial condition, the ability to achieve expected cost savings and margin improvements, the successful acquisition and integration of new businesses, fluctuations in the cost and availability of raw and packaging materials, changes in regulatory requirements, and global economic conditions generally which would include the availability of financing, interest, inflation rates and investment return on retirement plan assets, as well as foreign currency fluctuations, risks associated with our information technology systems, the threat of data breaches or cyber attacks, and other risks described in the company's filings with the Securities and Exchange Commission.
Actual results could differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.
About McCormick
McCormick & Company, Incorporated is a global leader in flavor. With $4 billion in annual sales, the company manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry – retail outlets, food manufacturers and foodservice businesses.
Every day, no matter where or what you eat, you can enjoy food flavored by McCormick. McCormick Brings Passion to Flavor.
To learn more please visit us at www.mccormickcorporation.com.
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For information contact:
Investor Relations:
Joyce Brooks (410) 771-7244 or joyce_brooks@mccormick.com
Corporate Communications:
Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com
(Financial tables follow)

Third Quarter Report		McCormick & Company, Incorporated

Consolidated Income Statement (Unaudited)
(In millions except per-share data)
	Three months ended		Nine months ended
	August 31, 2013	August 31, 2012	August 31, 2013	August 31, 2012
Net sales	$1,016.4	$977.7	$2,953.4	$2,868.4
Cost of goods sold	608.8	586.0	1,789.8	1,733.0
Gross profit	407.6	391.7	1,163.6	1,135.4
Gross profit margin	40.1%	40.1%	39.4%	39.6%
Selling, general and administrative expense	259.2	247.5	787.2	757.4
Operating income	148.4	144.2	376.4	378.0
Interest expense	14.0	13.2	41.4	40.7
Other income, net	0.3	0.9	1.7	1.8
Income from consolidated operations before income taxes	134.7	131.9	336.7	339.1
Income taxes	35.3	33.0	94.0	93.8
Net income from consolidated operations	99.4	98.9	242.7	245.3
Income from unconsolidated operations	5.0	5.5	16.3	14.0
Net income	$104.4	$104.4	$259.0	$259.3

Earnings per share - basic	$0.79	$0.79	$1.96	$1.95

Earnings per share - diluted	$0.78	$0.78	$1.94	$1.93

Average shares outstanding - basic	132.1	132.7	132.2	132.8
Average shares outstanding - diluted	133.5	134.3	133.7	134.3

Third Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet (Unaudited)
(In millions)
	August 31, 2013	August 31, 2012
Assets
Cash and cash equivalents	$146.8	$72.2
Trade accounts receivable, net	462.4	411.2
Inventories	640.8	628.6
Prepaid expenses and other current assets	120.9	107.4
Total current assets	1,370.9	1,219.4
Property, plant and equipment, net	549.7	518.5
Goodwill	1,756.4	1,667.0
Intangible assets, net	347.5	345.4
Investments and other assets	328.5	306.7
Total assets	$4,353.0	$4,057.0

Liabilities
Short-term borrowings and current portion of long-term debt	$360.0	$231.3
Trade accounts payable	324.7	317.5
Other accrued liabilities	369.6	353.8
Total current liabilities	1,054.3	902.6
Long-term debt	1,018.6	1,026.2
Other long-term liabilities	482.6	404.2
Total liabilities	2,555.5	2,333.0
Shareholders’ equity
Common stock	955.1	885.8
Retained earnings	1,011.9	909.6
Accumulated other comprehensive loss	(183.6)	(89.5)
Non-controlling interests	14.1	18.1
Total shareholders’ equity	1,797.5	1,724.0
Total liabilities and shareholders’ equity	$4,353.0	$4,057.0

Third Quarter Report	McCormick & Company, Incorporated

Consolidated Cash Flow Statement (Unaudited)
(In millions)
	Nine Months Ended
	August 31, 2013	August 31, 2012
Operating activities
Net income	$259.0	$259.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	76.9	76.8
Stock based compensation	16.1	11.9
Income from unconsolidated operations	(16.3)	(14.0)
Changes in operating assets and liabilities	(111.7)	(91.9)
Dividends from unconsolidated affiliates	3.4	14.2
Net cash provided by operating activities	227.4	256.3

Investing activities
Acquisition of business	(130.0)	—
Capital expenditures	(54.0)	(62.2)
Proceeds from sale of property, plant and equipment	2.0	0.7
Net cash used in investing activities	(182.0)	(61.5)

Financing activities
Short-term borrowings, net	(31.8)	12.1
Long-term debt borrowings	246.2	—
Long-term debt repayments	(1.2)	(4.6)
Proceeds from exercised stock options	32.8	37.3
Common stock acquired by purchase	(92.1)	(98.2)
Dividends paid	(135.0)	(123.6)
Net cash provided by (used in) financing activities	18.9	(177.0)

Effect of exchange rate changes on cash and cash equivalents	3.5	0.5
Increase in cash and cash equivalents	67.8	18.3
Cash and cash equivalents at beginning of period	79.0	53.9

Cash and cash equivalents at end of period	$146.8	$72.2